Exhibit 99.1

47 E Chicago Ave., # 332 Naperville, IL 60540-5360 +1.630.637.0315

NEWS RELEASE

FOR IMMEDIATE RELEASE

Broadwind reports first-quarter 2010 results

Naperville, Ill., May 7, 2010—Broadwind Energy, Inc. (NASDAQ:BWEN) reported a net loss of $14.1 million or $0.14 per share for the first quarter of 2010 on revenue of $22.2 million, compared to a net loss of $7.2 million or $0.07 per share on revenue of $53.1 million in the prior year. Revenues were lower in all segments due to reduced purchases under the Company’s key framework agreements, lower service revenues resulting from the timing of wind farm installation and maintenance projects and a reduction in non-wind related revenues.

“During the quarter, we felt the lagged effect of the broad economic slowdown that began to impact our industry in late 2008. The hiatus in new wind developments did not subside until the late summer of 2009, when financing began to come available, thanks in part to Federal stimulus money. The effects of these new investment decisions will not have a positive impact on Broadwind’s business until the second half of this year. We entered the year with very low capacity utilization rates and back-end loaded purchase commitments from key customers. However, our volumes are building and we have called back or rehired an additional 25% of our workforce since January 1. We believe the first quarter represented a low point, and expect sequential growth in our quarterly sales as the year progresses,” said Broadwind CEO J. Cameron Drecoll. “In view of the low revenue, we have continued to focus on managing down our fixed costs and streamlining our business processes.”

Drecoll continued, “We continue to prepare Broadwind for the expected upswing in wind turbine orders and installations. With the completion of our common stock offering in January, we raised about $54 million in proceeds to repay a significant portion of our debt, fund general operating needs, and to finance key capital investments to help us grow our revenues and to become profitable. To this end, we completed construction of our third wind tower manufacturing facility, located in South Dakota. When it is fully operational, our three plants will offer the industry more than 1,500 megawatts of annual tower capacity. Also, during the quarter we commenced investment in a megawatt gearbox refurbishment center in Abilene, Texas. We are very excited about this investment, which will enable Broadwind to combine its gearing and technical service capabilities to support the growing number of gearboxes coming off warranty. We expect this investment to come on line by the end of the year.”

The Company reported negative Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation) of $8.2 million during the first quarter of 2010 compared to $0.4 million during the first quarter of 2009. (For an explanation and reconciliation of GAAP net loss to Adjusted EBITDA, please see the table below.) Net cash used in operating activities during the first quarter of 2010 was $10.9 million compared to $0.3 million in the prior year. The increase in net cash used in operating activities reflected a higher operating loss and rebuilding operational working capital to support volume growth.

Segment Results

Towers

Broadwind manufactures wind turbine towers, specifically the large and heavier towers that are designed for 2 megawatt (“MW”) and larger wind turbines.

Revenue from our Towers segment was $12.0 million in the first quarter of 2010, compared to $20.1 million in the first quarter of 2009. The decrease in revenue was primarily the result of an approximate 27% decline in the average selling price of wind towers manufactured, caused primarily by lower steel prices. Additionally, we experienced a 15% decline in wind tower production volumes and $1.8 million lower sales of industrial weldments. The Towers segment incurred a $1.3 million operating loss in the first quarter of 2010, versus a $0.1 million operating loss in the first quarter of 2009, due in large part to reduced revenue. Partly offsetting the adverse impact of lower volumes was the absence of start-up costs incurred in the prior year at our wind tower manufacturing facility in Abilene, Texas, and lower operating expenses.

Gearing

Broadwind produces precision gearing for the wind industry and gearboxes for mining, oilfield and other industrial customers.

Revenue from our Gearing segment was $7.7 million in the first quarter of 2010, compared to $23.0 million in the first quarter of 2009. Both wind and industrial gearing sales declined sharply from the prior year, reflecting both weak customer demand and a relatively slow re-start of the plant following an extended holiday shutdown.

The Gearing segment incurred a $5.1 million operating loss in the first quarter of 2010, versus a $3.9 million operating loss in the first quarter of 2009. The increase in operating loss was substantially due to reduced production volumes. Partly offsetting the weakness in volume were improvements in product scrap, the absence of significant physical inventory charges and lower professional fees.

Technical and Engineering Services

Broadwind is a leading independent provider of installation support and operations and maintenance services for the wind industry. The Company also offers repair and refurbishing of complex wind components, including control systems, gearboxes and blades.

Revenue from our Technical and Engineering Services segment totaled $2.0 million in the first quarter of 2010, compared with $7.4 million in the first quarter of 2009. The business continues to be impacted by lower technician placements due to fewer new wind turbine installations and a displacement of Broadwind maintenance technicians as several of our key customers have chosen to take in-house a greater share of their maintenance activities due to current economic conditions. The decrease in engineering service revenues was primarily due to lower blade refurbishment activity compared to the prior year, when a sizable refurbishment project was underway.

The segment incurred a $2.5 million operating loss in the first quarter of 2010, versus breakeven in the first quarter of 2009. The increase in operating loss was primarily attributable to the generally low activity level, partially offset by reduced operating expenses.

Logistics

Broadwind offers specialized transportation and logistics services to the wind industry.

Logistics segment revenue was $0.5 million in the first quarter of 2010, compared with $2.8 million in the first quarter of 2009. The segment continues to be impacted by a low level of new wind farm development and increased pricing competition. During 2009, our operators were engaged in the completion of a large wind farm transportation contract.

The segment reported a $1.7 million operating loss in the first quarter of 2010, versus a $1.0 million operating loss in the first quarter of 2009. The increase in operating loss was attributable to transportation volume inefficiencies resulting from a decline in contracts awarded during the current quarter and due to a reduction in operating margins related to competitive pricing pressure. Partly offsetting these factors were lower operating expenses due to expense curtailments and employee furloughs due to lower transportation volumes.

Corporate and Other

First quarter corporate and other expenses were $3.2 million, compared to $2.3 million in the first quarter of 2009. The increase in expense was attributable to an increase in salaries and benefits expense related to employees added in mid-2009 and charges related to severance and incentive compensation expense. The increase in salary and benefit related expenses were partially offset by a reduction in professional and audit related fees.

Debt and Liquidity

At quarter-end, debt plus capitalized lease obligations totaled $19.1 million, with annual debt service and lease commitments of $3.9 million.  Shortly after quarter-end, the company converted a construction loan related to its newly constructed wind turbine tower plant in South Dakota to a $6.5 million term loan. At quarter-end, available cash totaled $26.3 million.

Backlog and Outlook

During the quarter, new orders totaled $18 million, modestly below shipments, leaving backlog relatively unchanged from year-end at $244 million. The Company expects revenue to rise sequentially each quarter during the year and to generate positive Adjusted EBITDA in the second half of the year.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

The Company has provided the following table, which reconciles net loss, as reported, to Adjusted EBITDA. The Company utilizes Adjusted EBITDA as a key financial metric and believes it represents the Company’s operational cash generation, which it can use to make acquisitions, invest in operations and facilities, return to shareholders, and for other uses.

Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis. Additionally, Adjusted EBITDA as computed by the Company may not be comparable to similar metrics used by others in the industry.

	Three Months Ended
	March 31
	2010	2009
	(unaudited)
Net loss	$(14,124)	$(7,150)
Provision (benefit) for income taxes	121	(436)
Interest expense, net	362	542
Depreciation and amortization	4,834	6,607
Share-based compensation	593	818
Adjusted EBITDA	$(8,214)	$381

About Broadwind Energy, Inc.

Broadwind Energy, Inc., based in Naperville, Illinois, provides technologically advanced high-value products and services to the U.S. wind energy industry. Broadwind’s product and service portfolio provides customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings. These product and service offerings include wind turbine gearing systems, wind turbine structural towers, industrial products, technical services, precision repair and engineering services, and logistics. For more information on Broadwind Energy, please visit http://www.broadwindenergy.com

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business; the sufficiency of the Company’s working capital; the Company’s use of proceeds from financing activities; and the Company’s expectations regarding the state of the wind energy market generally, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

MEDIA & INVESTOR CONTACT: John Segvich, +1.630.637.0315, john.segvich@broadwindenergy.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$26,343	$4,829
Restricted cash	—	2,010
Accounts receivable, net	14,664	21,920
Inventories, net	14,761	9,039
Prepaid expenses and other current assets	4,511	5,688
Total current assets	60,279	43,486
Property and equipment, net	133,954	136,249
Goodwill	9,715	9,715
Intangible assets, net	36,173	37,248
Other assets	3,337	3,338
TOTAL ASSETS	$243,458	$230,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$—	$10,717
Current maturities of long-term debt	2,655	9,021
Current portions of capital lease obligations	1,143	1,130
Accounts payable	12,265	14,710
Accrued liabilities	6,115	6,965
Deferred revenue	7,973	10,199
Total current liabilities	30,151	52,742

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	12,301	15,778
Long-term capital lease obligations, net of current portions	3,010	3,286
Interest rate swap agreements	—	253
Deferred income tax liabilities	465	403
Other	1,829	1,979
Total long-term liabilities	17,605	21,699

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	107	97
Additional paid-in capital	355,000	300,779
Accumulated deficit	(159,405)	(145,281)
Total stockholders’ equity	195,702	155,595
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$243,458	$230,036

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Revenues	$22,170	$53,062
Cost of sales	26,654	48,377
Gross (loss) profit	(4,484)	4,685

OPERATING EXPENSES:
Selling, general and administrative	8,214	8,916
Intangible amortization	1,075	2,906
Total operating expenses	9,289	11,822
Operating loss	(13,773)	(7,137)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(362)	(542)
Other, net	132	93
Total other expense, net	(230)	(449)

Net loss before provision (benefit) for income taxes	(14,003)	(7,586)
PROVISION (BENEFIT) FOR INCOME TAXES	121	(436)
NET LOSS	$(14,124)	$(7,150)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.14)	$(0.07)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	104,371	96,492

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,124)	$(7,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	4,834	6,607
Change in fair value of interest rate swap agreements	(253)	(85)
Deferred income taxes	62	(356)
Stock-based compensation	366	536
Allowance for doubtful accounts	504	(1,050)
Gain on disposal of assets	(7)	(7)
Changes in operating assets and liabilities	(2,331)	1,204
Net cash used in operating activities	(10,949)	(301)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,596)	(6,743)
Proceeds from disposals of property and equipment	7	24
Decrease in restricted cash	2,010	—
Net cash used in investing activities	(579)	(6,719)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	53,467	—
Common stock issued under defined contribution 401(k) plan	172	—
Payments on lines of credit and notes payable	(20,561)	(4,634)
Proceeds from lines of credit and notes payable	—	1,542
Proceeds from sales-leaseback transactions	—	1,235
Principal payments on capital leases	(263)	(325)
Issuance of restricted stock grants	227	282
Net cash provided by (used in) financing activities	33,042	(1,900)

NET INCREASE (DECREASE) IN CASH	21,514	(8,920)
CASH, beginning of the period	4,829	15,253
CASH, end of the period	$26,343	$6,333

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(In thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
REVENUES:
Towers	$12,046	$20,104
Gearing	7,717	23,030
Technical and Engineering Services	2,022	7,410
Logistics	460	2,819
Corporate and Other	(75)	(301)
Total revenues	$22,170	$53,062

OPERATING (LOSS) PROFIT:
Towers	$(1,277)	$(68)
Gearing	(5,128)	(3,867)
Technical and Engineering Services	(2,450)	24
Logistics	(1,708)	(950)
Corporate and Other	(3,210)	(2,276)
Total operating loss	$(13,773)	$(7,137)